LEASE ADDITION

This Seventh Lease Addition made in the City of Monrovia, state of California, as of the ____30th____ day of September, 2006 to Lease by and between Turner Trust UTD March 28, 1984, Dale E. Turner, Trustee, ("Lessor"), and Staar Surgical Company, a California Corporation, ("Lessee"), becomes a part thereof as though it were Incorporated and included as a part of the original Lease.

WITNESSETH THAT

In consideration of the mutual promises, agreements and covenants hereinafter contained, the parties hereto further agree as follows:

1. Incorporation of Recitals: The above Recitals, are hereby incorporated by reference and made a part of this Seventh Lease Addition.

2. Defined Terms: Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to in the Lease.

3. Lease Term: The provision of Paragraph 4 of the Lease as amended and extended by paragraph 3 of the Sixth Lease Addition is further amended and extended as follows: The Lease Term is hereby extended for a term of five (5) years to a new term termination date of December 31, 2011.

4. Rental Rate: The monthly rental rate for the term of the lease extension shall be the sum of Seventeen Thousand Two Hundred Seventy Five and no 100/ths dollars ($17,275.00).

5. Option to Extend: Assuming that Lessee is not in default under the provisions of this Lease, as modified by this Seventh Lease Addition, Lessee may extend the term of this Lease, as modified by this Seventh Lease Addition, for an additional term of three (3) years to 11:59 PM on December 31, 2014 by giving Lessor written notice on or before July 1, 2011 of Lessee's intention to exercise this option and extend the term of the Lease. In the event Lessee exercises the option to extend the term of the Lease, the monthly installment of rent will be paid in the same manner as set forth in the Lease. Said monthly installment of rent during the option period shall be the then prevailing market rental rent rate for similar properties in the general market area.

6. Option to Terminate: Lessee shall have the one time option to terminate this Lease effective June 30, 2009 by providing Lessor written notice on or before January 1, 2009 and the payment of a termination fee equal to three (3) months rent totaling Fifty One Thousand Eight Hundred Twenty Five and no 100/ths dollars ($51,825.00).

7. Building Improvements: All necessary Building maintenance, repairs and replacements, including roof and HVAC systems, shall remain the responsibility of Lessee.

8. No Brokers: Lessor and Lessee warrant and represent to the other that neither has engaged the services of a real estate broker in connection with this Seventh Amendment and that no real estate broker, finder or other party is entitled to a commission or other compensation as a result of this Seventh Amendment. Lessor and Lessee agree to defend, indemnify and hold harmless the other from any and all claims, compensation, liabilities and judgments and costs (including without limitation attorneys' fees) arising out of or connected in any way with, directly or indirectly, a breach of the foregoing representation and warranties.

9. No Further Modification: Except as set forth in this Seventh Lease Addition, all terms and provisions of the Lease shall continue to apply and remain unmodified and in full force and effect. Should any inconsistency arise between this Seventh Lease Addition and Lease as to the specific matters that are the subject of this Lease Addition, the terms and conditions of this Seventh Lease Addition shall control. This Lease Addition shall be considered to be part of the Lease and shall be deemed incorporated in the Lease by this reference.

IN WITNESS WHEREOF, this Seventh Lease Addition has been executed as of the date and year first written above.

TURNER TRUST
LESSOR

By: ____________________

STAAR SURGICAL COMPANY
LESSEE

By: ____________________

By: ____________________